Exhibit 99.(a)(5)(iii)

IMMEDIATE ATTENTION REQUIRED

SEPTEMBER 2, 2014

Re: GP Strategies Corporation Tender Offer

Dear Participant in the GP Retirement Savings Plan:

The enclosed tender offer materials and Direction Form require your immediate attention. Our records reflect that, as a participant in the GP Retirement Savings Plan (the “Plan”), all or a portion of your individual account is invested in the GP Strategies Corporation Common Stock Fund (the “Stock Fund”). The tender offer materials describe an offer by GP Strategies Corporation (“GP Strategies”) to purchase up to $80 million in value of shares of its common stock, par value $0.01 per share (the “Shares”), at a purchase price of not more than $29.00 and not less than $26.00 per Share, net to the seller in cash, less any applicable withholding taxes and without interest (the “Offer”). As described below, you have the right to instruct Putnam Fiduciary Trust Company (“Putnam”), as trustee of the Plan, whether to tender Shares related to your individual account under the Plan. Please note that if you do not want to participate in the Offer, no action is required.

If you want to direct Putnam to tender, you will need to complete the enclosed Direction Form (included with this letter) and return it to Computershare Trust Company (“Computershare”) in the enclosed return envelope so that it is RECEIVED by 4:00 p.m., Eastern Time, on September 23, 2014, unless the Offer is extended, in which case the deadline for receipt of the Direction Form will, to the extent feasible, be five business days prior to the expiration date of the Offer. If you do not complete the enclosed Direction Form and return it to Computershare on a timely basis, you will be deemed to have elected not to participate in the Offer and no Shares related to your individual account under the Plan will be tendered.

The remainder of this letter summarizes the transaction, your rights under the Plan, the Blackout Period (defined below), and the procedures for completing and submitting the Direction Form. You should also review the more detailed explanation provided in the Offer to Purchase, dated September 2, 2014 (the “Offer to Purchase”), enclosed with this letter. Please note that you should follow the procedures and directions in this letter and not the Offer to Purchase.

BACKGROUND

GP Strategies has made an Offer to purchase up to $80 million in value of its Shares from its stockholders at a price not more than $29.00 and not less than $26.00 per Share, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase. GP Strategies will select the lowest purchase price, not greater than $29.00 and not less than $26.00 per Share (such purchase price, the “Final Purchase Price”), that will allow it to purchase $80 million in value of Shares, or such lower amount equal to the value of the Shares properly tendered and not properly withdrawn. All Shares purchased in the Offer will be acquired at the same purchase price regardless of whether the stockholder tendered at a lower price. Shares not purchased in the Offer will be returned to the tendering stockholders at our expense promptly after the expiration date of the Offer.

The enclosed Offer to Purchase sets forth the terms and conditions of the Offer and is being provided to all of GP Strategies’ stockholders. To understand the Offer fully and for a more

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complete description of the terms and conditions of the Offer, you should carefully read the entire Offer to Purchase.

The Offer extends to the Shares held by the Plan. Only Putnam, as trustee of the Plan, can tender these Shares in the Offer. Nonetheless, as a participant under the Plan, you have the right to direct Putnam whether or not to tender some or all of the Shares attributable to your individual account under the Plan, and at what price or prices. Unless otherwise required by applicable law, Putnam will tender Shares attributable to participant accounts in accordance with a participant’s instructions and Putnam will not tender Shares attributable to participant accounts for which it does not receive timely instructions. If you do not complete the enclosed Direction Form and return it to Computershare on a timely basis, you will be deemed to have elected not to participate in the Offer and no Shares attributable to your Plan account will be tendered.

LIMITATIONS ON FOLLOWING YOUR DIRECTION

The enclosed Direction Form allows you to specify the percentage of the Shares attributable to your account that you wish to tender and the price or prices at which you want to tender Shares attributable to your account. As detailed below, when Putnam tenders Shares on behalf of the Plan, it may be required to tender Shares on terms different than those set forth on your Direction Form.

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), prohibits the sale of Shares held by the Plan to GP Strategies for less than “adequate consideration,” which is defined by ERISA for a publicly traded security as the prevailing market price on a national securities exchange. The Shares in the Plan are held in a unitized stock fund. This fund is comprised of Shares as well as cash and thus the price per unit differs from the price of the Shares reported by the New York Stock Exchange. Putnam will determine “adequate consideration,” based on the price per unit in the unitized stock fund, on or about the date the Shares are tendered by Putnam (the “prevailing market price”). Accordingly, depending on the prevailing market price of the Shares on such date, Putnam may be unable to follow participant directions to tender Shares to GP Strategies at certain prices within the offered range. Putnam will tender or not tender Shares as follows:

• If the prevailing market price is greater than the maximum tender price offered by GP Strategies ($29.00 per Share), notwithstanding your direction to tender Shares in the Offer, the Shares will not be tendered.

• If the prevailing market price is equal to or lower than the price at which you direct Shares be tendered, Putnam will follow your direction both as to percentage of Shares to tender and as to the price at which such Shares are tendered.

Unless otherwise required by applicable law, Putnam will not tender Shares attributable to participant accounts for which it has not received a properly completed Direction Form, or for which it has received a direction not to tender pursuant to the Direction Form. Putnam makes no recommendation as to whether to direct the tender of Shares or whether to refrain from directing the tender of Shares. EACH PARTICIPANT OR BENEFICIARY MUST MAKE HIS OR HER OWN DECISIONS.

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CONFIDENTIALITY

To assure the confidentiality of your decision, Computershare and its affiliates or agents will tabulate the Direction Forms. Neither Putnam nor its affiliates or agents will make your individual instructions or Direction Form available to GP Strategies.

PROCEDURE FOR DIRECTING TRUSTEE

Enclosed is a Direction Form which should be completed and returned to Computershare. For questions regarding the number of Shares allocated to your account, a Putnam customer service representative can be available at 1-888-411-4015 between 9:00 a.m. and 10:00 p.m., Eastern Time, any business day, or visit the Plan’s Web site at www.putnam.com/401k. For purposes of the final tabulation, Putnam will apply your instructions to the number of Shares attributable to your account as of September 23, 2014 or as of a later date if the Offer is extended.

If you do not properly complete the Direction Form or do not return it by the deadline specified, such Shares will be considered NOT TENDERED.

To properly complete your Direction Form, you must do the following:

(1)   Indicate the percentage of shares that you want to submit into the Offer.

(2) On the back of the Direction Form, check Box 1 or 2. CHECK ONLY ONE BOX (if more than one box is checked it will be considered an invalid tender):

• CHECK BOX 1 if you want to participate in the Offer and wish to maximize the chance that GP Strategies will accept for payment all of the Shares you are directing Putnam to tender on your behalf and complete the other portions of the Direction Form as appropriate. You should understand that this election may effectively lower the Final Purchase Price and could result in the Shares being purchased at the minimum price of $26.00 per Share. The last reported sale price of the Shares on the New York Stock Exchange on August 29, 2014, the last full trading day prior to the commencement of the Offer, was $25.22 per Share.

• CHECK BOX 2 if you want to tender your shares at a price determined by you and complete the table immediately below Box 2.

You may direct the tender of Shares attributable to your account at different prices. To do so, you must submit a separate Direction Form for each price at which shares are tendered. The total of the percentages you provide on the Direction Form(s) may not exceed 100%, but it may be less than 100%. If this amount is less than 100%, you will be deemed to have instructed Putnam NOT to tender the entire balance of the Shares attributable to your individual account.

(3) Date, print your name and the last four digits of your Social Security number (“SSN”) and sign the Direction Form in the space provided.

(4) Return the Direction Form in the enclosed return envelope so that it is received by Computershare at the address on the return envelope not later than 4:00 p.m., Eastern Time, on September 23, 2014, unless the Offer is extended, in which case, to the extent

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feasible, the participant deadline shall be five business days prior to the expiration date of the Offer. If you wish to return the Direction Form by overnight courier, please send it to Computershare as set forth on the Direction Form.

Direction Forms will not be accepted via facsimile.

Your direction pursuant to your Direction Form will be deemed irrevocable unless withdrawn by 4:00 p.m., Eastern Time, on September 23, 2014, unless the Offer is extended by GP Strategies. Upon receipt of a new, completed and signed Direction Form, your previous direction under your previously submitted Direction Form will be deemed canceled. You may direct the re-tendering of any Shares attributable to your individual account by obtaining an additional Direction Form from MacKenzie Partners, Inc., the Information Agent, at (800) 322-2885 and repeating the previous instructions for directing tender as set forth in this letter.

After the deadline above for returning the Direction Form to Computershare, Computershare will complete the tabulation of all directions. Putnam will tender the appropriate number of Shares on behalf of the Plan.

Subject to the satisfaction of the conditions described in the Offer to Purchase, GP Strategies will purchase up to $80 million in value of its Shares that are properly tendered through the Offer. If the total value of Shares tendered exceeds $80 million, the Shares tendered pursuant to the Offer may be subject to proration, as described in the Offer to Purchase. Any Shares attributable to your account that are not purchased in the Offer will remain allocated to your individual account under the Plan.

The conditional tender of Shares described in the Offer to Purchase will not apply to participants in the Plan.

IMPORTANT NOTICE CONCERNING YOUR RIGHTS AND EFFECT ON YOUR ACCOUNT

Regardless of whether you choose to tender, there will be a freeze period, often called a “Blackout Period.” During this Blackout Period certain transactions involving the Stock Fund attributable to your account (whether or not you choose to participate in the Offer), including all exchanges out, loans, withdrawals and distributions, will be prohibited and you will be unable to direct or diversify investments in the Stock Fund attributable to your account. The Blackout Period will begin at 4:00 p.m., Eastern Time, on September 23, 2014. The Blackout Period is expected to end on or about at 4:00 p.m., Eastern Time, on September 29, 2014.

If you direct Putnam pursuant to your Direction Form to tender some or all of the Shares attributable to your Plan account, as of 4:00 p.m., Eastern Time, on September 23, 2014, certain transactions involving the Stock Fund attributable to your account, including all exchanges out, loans, withdrawals and distributions, will be prohibited until all processing related to the Offer has been completed, unless the Offer is terminated or the completion date is extended. We currently anticipate that this continuing Blackout Period on transactions will last until approximately the week of October 6, 2014. This freeze on transactions will apply to ALL Shares attributable to your Plan account, even if you elect to tender less than 100% of the Shares attributable to your Plan account. Additionally, if you direct Putnam to tender some or all of your Shares, any outstanding orders to sell Shares will be canceled. Please note that cancelled sell orders will not automatically be reinstated; participants who wish to establish a new sell order

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after the Offer or after an extension of the Offer must initiate such action themselves. In the event that the Offer is extended, the freeze on transactions involving the Stock Fund will, if feasible, be temporarily lifted until three days prior to the new completion date of the Offer, as extended, at which time a new freeze on these transactions involving the Stock Fund will commence. You can call Putnam at (888) 411-4015 to obtain updated information on expiration dates, deadlines and Stock Fund freezes (i.e., Blackout Period).

Because during the Blackout Period you will be unable to conduct certain transactions, it is very important that you review and consider the appropriateness of your current investments in light of your inability to direct or diversify those investments during the Blackout Period. For your long-term retirement security, you should give careful consideration to the importance of a well-balanced and diversified investment portfolio, taking into account all your assets, income and investments. You should be aware that there is a risk to holding substantial portions of your assets in the Stock Fund, as individual securities—including the Shares—tend to have wider price swings, up and down, in short periods of time, than investments in diversified funds. Stocks that have wide price swings might have a large loss during the Blackout Period, and you would not be able to direct the sale of such stocks from your account during the Blackout Period.

Federal law generally requires that you be furnished notice of a Blackout Period at least 30 days in advance of the last date on which you could exercise your affected rights immediately before the commencement of any Blackout Period in order to provide you with sufficient time to consider the effect of the Blackout Period on your retirement and financial plans. There is an exception to this 30-day rule where such advance notice is not possible due to events beyond the reasonable control of the Plan administrator. In this case, the Offer was publicly announced on September 2, 2014 and is scheduled to end on September 29, 2014 (except for participants in the Plan who are subject to an Offer end date of September 23, 2014). In order to process tender directions, it is required that the Blackout Period must begin on September 23, 2014. As the administratively required Blackout Period for the Plan will begin less than 30 days after the date of this notice, it was not possible to furnish 30 days’ advance notice.

You can determine whether the Blackout Period has started or ended by calling Putnam at 1-888-411-4015.

INVESTMENT OF PROCEEDS

For any Shares in the Plan that are tendered and purchased by GP Strategies, GP Strategies will pay cash to the Plan. INDIVIDUAL PARTICIPANTS IN THE PLAN WILL NOT, HOWEVER, RECEIVE ANY CASH TENDER PROCEEDS DIRECTLY. ALL SUCH PROCEEDS WILL REMAIN IN THE PLAN AND MAY BE WITHDRAWN ONLY IN ACCORDANCE WITH THE TERMS OF THE PLAN

Putnam will invest proceeds received with respect to Shares attributable to your account in the appropriate JPMorgan SmartRetirement Target Date Fund (the Plan’s Qualified Default Investment Fund) as soon as administratively possible after receipt of proceeds. Putnam anticipates that the processing of participant accounts will be completed five to seven business days after receipt of these proceeds. You may call Putnam at 1-888-411-4015 after the reinvestment is complete to learn the effect of the tender on your account or to have the proceeds from the sale of Shares which were invested in the appropriate JPMorgan SmartRetirement Target Date Fund invested in other investment options offered under the Plan.

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SHARES OUTSIDE THE PLAN

If you hold Shares outside of the Plan, you will receive, under separate cover, Offer materials to be used to tender those Shares. Those Offer materials may not be used to direct Putnam to tender or not tender the Shares attributable to your individual account under the Plan. Likewise, the tender of Shares attributable to your individual account under the Plan will not be effective with respect to Shares you hold outside of the Plan. The direction to tender or not tender Shares attributable to your individual account under the Plan may only be made in accordance with the procedures in this letter. Similarly, the enclosed Direction Form may not be used to tender Shares held outside of the Plan.

TAX CONSEQUENCES

While you will not recognize any immediate tax gain or loss as a result of the tender and sale of any Shares attributable to your account in the Plan, the tax treatment of future distributions from the Plan may be impacted. Offer proceeds will be subject to all applicable taxes at the time you receive a distribution from the Plan. We encourage you to consult your tax advisor concerning your decision to participate in the Offer and possible tax ramifications.

FURTHER INFORMATION

If you require additional information concerning the procedure to tender Shares attributable to your individual account under the Plan, please contact Putnam at (888) 411-4015.

If you require additional information concerning the terms and conditions of the Offer, please contact MacKenzie Partners, Inc., the information agent for the Offer, at (800) 322-2885.

Sincerely,

GP Strategies

ENCLOSED MATERIALS

PLEASE NOTE THAT IF YOU DO NOT SEND IN A PROPERLY COMPLETED, SIGNED DIRECTION FORM, OR IF SUCH DIRECTION FORM IS NOT RECEIVED BY 4:00 P.M., EASTERN TIME ON SEPTEMBER 23, 2014, UNLESS THE OFFER IS EXTENDED, THE GP STRATEGIES CORPORATION SHARES ATTRIBUTABLE TO YOUR ACCOUNT UNDER THE PLAN WILL NOT BE TENDERED IN ACCORDANCE WITH THE OFFER, UNLESS OTHERWISE REQUIRED BY LAW.

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DIRECTION FORM

THIS FORM SHOULD BE COMPLETED, SIGNED AND SENT TO COMPUTERSHARE TRUST COMPANY, N.A. (THE “DEPOSITARY”) AT ONE OF THE ADDRESSES SET FORTH BELOW. DELIVERY OF THIS DIRECTION FORM TO AN ADDRESS OTHER THAN AS SET FORTH BELOW DOES NOT CONSTITUTE VALID DELIVERY. DELIVERIES TO GP STRATEGIES CORPORATION (“GP STRATEGIES”), WELLS FARGO SECURITIES, LLC (THE “DEALER MANAGER”), OR MACKENZIE PARTNERS, INC. (THE “INFORMATION AGENT”) WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT CONSTITUTE VALID DELIVERY.

The Depositary for the Offer is:

Computershare Trust Company, N.A.

By Mail or Overnight Courier: Computershare Trust Company, N.A. Attention: Corporate Actions P.O. Box 43011 Providence, Rhode Island 02940-3011	By Overnight Courier: Computershare Trust Company, N.A. Attention: Corporate Actions 250 Royall Street Suite V Canton, Massachusetts 02021

GP Strategies makes no recommendation to any participant in the GP Retirement Savings Plan as to whether to tender or not, or at which prices. Your direction to Putnam Fiduciary Trust Company, the trustee of the GP Retirement Savings Plan, will be kept confidential.

This Direction Form, if properly signed, completed and received by Computershare in a timely manner, will supersede any previous Direction Form.

Capitalized terms used in this Direction Form that are not defined have the meaning ascribed to them in the letter accompanying this Direction Form.

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Date

Please Print Name

Last Four Numbers of Your SSN

Signature

PERCENTAGE OF ACCOUNT TO BE TENDERED:

                      % (WHOLE NUMBER ONLY) (any election resulting in a fractional Share will be rounded down)

(CHECK ONLY ONE BOX UNDER (1) OR (2) BELOW)

1.	SHARES TENDERED AT PRICE DETERMINED UNDER THE OFFER

By checking the box below INSTEAD OF ONE OF THE BOXES UNDER “Shares Tendered At Price Determined By Stockholder,” the undersigned hereby directs that the percentage of the participant’s account attributable to the Shares be tendered at the purchase price as shall be determined by GP Strategies in accordance with the terms of the Offer.

☐	The undersigned wants to maximize the chance that GP Strategies will accept for payment all of the Shares the undersigned is tendering (subject to the possibility of proration). Accordingly, by checking this box instead of one of the price boxes below, the undersigned hereby directs that Shares be tendered at, and is willing to accept, the purchase price determined by GP Strategies in accordance with the terms of the Offer. The undersigned understands that this action will result in the undersigned’s Shares being deemed to be tendered at the minimum price of $26.00 per Share for purposes of determining the Final Purchase Price. This may effectively lower the Final Purchase Price and could result in the undersigned receiving a per Share price as low as $26.00.

2.	SHARES TENDERED AT PRICE DETERMINED BY STOCKHOLDER

By checking ONE of the following boxes INSTEAD OF THE BOX UNDER “Shares Tendered at Price Determined Under the Offer,” the undersigned hereby directs that the percentage of the participant’s account attributable to the Shares be tendered at the price checked. The undersigned understands that this action could result in GP Strategies purchasing none of the Shares tendered hereby if the purchase price determined by GP Strategies for the Shares is less than the price checked below.

☐	$26.00	☐	$26.80	☐	$27.60	☐	$28.40
☐	$26.10	☐	$26.90	☐	$27.70	☐	$28.50
☐	$26.20	☐	$27.00	☐	$27.80	☐	$28.60
☐	$26.30	☐	$27.10	☐	$27.90	☐	$28.70
☐	$26.40	☐	$27.20	☐	$28.00	☐	$28.80
☐	$26.50	☐	$27.30	☐	$28.10	☐	$28.90
☐	$26.60	☐	$27.40	☐	$28.20	☐	$29.00
☐	$26.70	☐	$27.50	☐	$28.30

CHECK ONLY ONE BOX UNDER (1) OR (2) ABOVE. IF MORE THAN ONE BOX IS CHECKED ABOVE, THERE IS NO VALID TENDER OF SHARES.

A STOCKHOLDER DESIRING TO TENDER SHARES AT MORE THAN ONE PRICE MUST COMPLETE A SEPARATE DIRECTION FORM FOR EACH PRICE AT WHICH SHARES ARE TENDERED. THE SAME SHARES CANNOT BE TENDERED AT MORE THAN ONE PRICE, UNLESS PREVIOUSLY PROPERLY WITHDRAWN AS PROVIDED IN SECTION 4 OF THE OFFER TO PURCHASE. ACCORDINGLY, A PARTICIPANT CANNOT TENDER IN EXCESS OF 100% OF HIS OR HER ACCOUNT.

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